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                                                                   Exhibit 10.83



                       [SEQUANA THERAPEUTICS LETTERHEAD]



                                                                 January 9, 1998

Claus-Jorg Ruetsch
VP of International Legal Affairs
German Offices
Sandhofer Strasse 176
D-68305 Mannheim
Germany


Dear Dr. Ruetsch,

        COLLABORATIVE RESEARCH AGREEMENT BETWEEN SEQUANA THERAPEUTICS, INC., AND THE CORANGE INTERNATIONAL LTD. EFFECTIVE JUNE 30, 1995 ("AGREEMENT")

We refer to the Agreement and confirm that it is the mutual agreement of the parties to amend the Agreement effective January 9, 1998 to delete Section 2.2(ii) in its entirety and replace it with the following:

               "Corange or its nominee shall purchase equity securities issued by AxyS Pharmaceuticals, Inc. ("AxyS") in the amount of $1,250,000 per year on each annual anniversary of the Effective Date through February 14, 1999. The securities shall be common stock of AxyS purchased by Corange or its nominee at a price per share equal to one hundred thirty-five percent (135%) of the average closing sale price of AxyS common stock as reported in the Wall Street Journal for the twenty (20) day period ending as of the date three (3) business days prior to the date of purchase of shares for such year."

All other terms of the Agreement remain unchanged.


We are enclosing duplicate copies of this letter. If the above is acceptable to Corange, please have the copies signed on behalf of Corange by a duly authorized signatory and return one fully signed copy to us for our records.



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Sincerely,

/s/  Tim Harris

Tim Harris, Ph.D.
Sr. VP of Research & Development


Accepted this 14 day of January, 1998
Corange International Ltd.



Per:    /s/ Gerald Moeller
        ---------------------
Title:  CEO

-----------------------------
cc:     Sibylle Hubschmann
        Business Development
        Boehringer Mannheim



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